|	NEWS
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Ford U.S. Retail Sales Best Since 2004; Overall Sales Up
23 Percent on Strong Customer Demand for New Vehicles

•	Ford Motor Company total U.S. sales increased 23 percent for September, boosted by best retail results since 2004, also up 23 percent versus year ago

•	F-Series retail sales up 28 percent, driving total truck sales to their highest level in nine years; Ford commercial vans post best September sales since 1987 – up 86 percent

•	Ford brand SUV sales up 27 percent for the best September since 2003 – all-new Edge up 33 percent, new Explorer up 38 percent, Escape up 31 percent

•	Ford retail car sales up 15 percent; Mustang sales increase 199 percent – the car’s best September performance since 2007

•	Lincoln September sales best in eight years – a 20 percent gain

DEARBORN, Mich., Oct. 1, 2015 – Ford Motor Company total U.S. sales increased 23 percent in September, with 221,599 vehicles sold. Retail sales also gained 23 percent, with sales of 168,522 vehicles – providing the company with its best September performance in 11 years.

Retail sales increases were broad-based with passenger car sales up 15 percent, SUVs up 23 percent and trucks up 29 percent.

“Our Ford and Lincoln dealers had an outstanding month, delivering strong sales, with gains in cars, SUVs and trucks in September,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Sales of EcoBoost-equipped vehicles also were strong, driving us to an annual record for EcoBoost sales with three months left in the year.”

F-Series sales of 69,651 trucks posted a 16 percent increase overall, with retail sales increasing 28 percent. This represents the best September sales for F-Series since 2006, with EcoBoost® representing 64 percent of F-150 retail sales last month.

Ford van performance increased 86 percent with sales of 17,994 vehicles. The all-new Transit, with sales of 10,154 vehicles, drove Ford to its best September commercial van sales since 1987.

Ford brand SUVs achieved the best September results in 12 years, with record September sales for Escape – up 31 percent. Sales of the all-new Edge and new Explorer increased 33 and 38 percent, respectively.

Ford retail car sales grew 15 percent, with total Mustang sales of 9,456 cars representing a 199 percent increase – and the best September since 2007.

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Lincoln sales totaled 8,680 vehicles, a 20 percent increase. Lincoln saw sales gains in every nameplate in September, including Lincoln MKC and the all-new Lincoln MKX, which increased 16 and 34 percent, respectively.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 195,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.